PRESS RELEASE    -    PRESS RELEASE    -    PRESS RELEASE    -    PRESS RELEASE

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MILLENIUM MANAGEMENT, LLC
199 S. Los Robles Avenue, Suite 200
Pasadena, CA  91101

     CONTACT: Chris Davis or Stacey McClain of Everest  Properties II, LLC
              (626)585-5920

FOR IMMEDIATE RELEASE


     PASADENA, CALIFORNIA, November 14, 2005 - Millenium Management, LLC today announced that it has extended the expiration date of its outstanding tender offer for limited partnership interests in Secured Investment Resources Fund, L.P. II. The expiration date for the tender offer has been extended to 5:00 p.m., Los Angeles time, on Tuesday, November 29, 2005. The offer was previously scheduled to expire at 5:00 p.m. Los Angeles time on Tuesday, November 15, 2005.

     To date, Millenium reported the approximate number of limited partnership interests deposited to be 2,836 in response to the offer.

     For further information, please contact Millenium Management at (800) 611-4613.